SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 12, 2001

MacroPore, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-32501	330-827-593
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6740 Top Gun Street

San Diego, California 92121

(Address of Principal Executive Offices)

(858) 458-0900

(Registrant's telephone number, including area code)

 (Former Address, if Changed Since Last Report)

________________________________________________________
________________________________________________________
________________________________________________________

ITEM 5.  OTHER EVENTS.

   On November 12, 2001, MacroPore, Inc. (“MacroPore”) issued a press release announcing its financial results for the three months and nine months period ended September 30, 2001.  MacroPore’s press release, dated November 12, 2001, is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

      (c)     EXHIBITS

                The following is a list of exhibits filed as a part of this Form 8-K.

Exhibit No.

Description of Document

99.1	MacroPore, Inc. press release dated November 12, 2001

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

MACROPORE, INC.,
a Delaware corporation

Date: November 12, 2001	By:	/s/ CHRISTOPHER J. CALHOUN
Christopher J. Calhoun
Vice Chairman, Chief Executive Officer and Secretary

Exhibit 99.1

MacroPore Reports Three Months and Nine Months Operating Results

San Diego/Frankfurt, November 12, 2001 - MacroPore today reported its three months and nine months operating results for the period ended September 30, 2001.

Revenues for the nine months ended September 30, 2001 were $4.197 million, compared with $4.579 million for the same period last year, a decrease of 8.3%.  The net loss for the nine months ended September 30, 2001 was $8.292 million, compared with $7.391 million for the same period last year, an increase of 12.2%. The net loss, excluding the effects of the inventory provision, was $7.064 million or $0.47 per share for the nine months ended September 30, 2001, compared with the net loss of $7.391 million or $1.23 per share for the same period of last year, a decrease of 4.4%.

Revenues for the three months ended September 30, 2001 were $1.400 million, compared with $1.114 million for the same period last year, an increase of 25.7%. The net loss for the three months ended September 30, 2001 was $2.736 million, compared with $2.974 million for the same period last year, a decrease of 8.0%. Revenues for the quarter ended September 30, 2001 increased $0.632 million or 82.3% when compared to revenues for the quarter ended June 30, 2001.

An overview of the key financial figures (in millions of dollars & US-GAAP):

	Three months ended September 30, 2001	Three months ended September 30, 2000	Percent Change	Nine months ended September 30, 2001	Nine months ended September 30, 2000	Percent Change
Revenues	$1.400	$1.114	25.7%	$4.197	$4.579	(8.3)%
Inventory provision	N/A	N/A	N/A	$1.228	$-0-	N/A
Operating expenses	$3.950	$3.815	3.5%	$11.437	$10.708	6.8%
Stock based compensation	$0.335	$1.739	(80.7)%	$0.843	$5.591	(84.9)%
EBITDA*	$(2.844)	$(3.227)	(11.9)%	$(9.083)	$(7.605)	19.4%
Net loss	$(2.736)	$(2.974)	(8.0)%	$(8.292)	$(7.391)	12.2%
Cash and cash equivalents/ short term investments	$33.841	$46.694	(27.53)%	$33.841	$46.694	(27.53)%

* Earnings before interest, tax, depreciation and amortization

Issuer’s information/explanatory remarks concerning this ad hoc announcement:

The decrease in revenues for the nine months ended September 30, 2001 compared to the same period last year is primarily attributable to an initial inventory purchase of $1,162,000 by MacroPore’s primary distributor, Medtronic Inc., in the nine months ended September 30, 2000. Excluding the $1,162,000 initial inventory purchase in the nine months ended September 30, 2000, MacroPore’s revenues increased by $780,000 or 22.8% in the nine months ended September 30, 2001. The increase was primarily attributable to sales of the newly introduced MX System and OS Spine System, as well as sales of the Shadow CR, a cement restrictor system for use in orthopedic applications that is currently in limited release with Medtronic.

The FDA has recently granted MacroPore expanded regulatory clearances for the use of the FX, PS, NS & LP craniomaxillofacial product lines in specified procedures. MacroPore also recently introduced its LP and MX Systems, which “completes the first total resorbable craniomaxillofacial product line, allowing the surgeon to use resorbable implants rather than metal in almost every procedure,” according to Mike Simpson, MacroPore’s President. MacroPore believes the expanded regulatory clearances and MacroPore’s recent market introduction of the MacroPore LP System and the MacroPore MX System will help speed the acceptance of these products going forward. MacroPore has also initiated measures to decrease operating costs and increase operational efficiency.

MacroPore continues to execute its business plan through aggressive new product developments, such as the MacroPore OS Spine System, expansion of existing product lines, and the patent protection of proprietary technologies. In August 2001, MacroPore was issued a United States Patent for its High Torque Resorbable StarBurst Screws, and an additional United States patent for its resorbable sheets, both of which are used in many of MacroPore’s product lines.

MacroPore, Inc. is a leading developer and manufacturer of bioabsorbable surgical implants to aid in the reconstruction, repair and regeneration of bone. The company’s implants are designed for use in spine, neurological, orthopedic, and craniofacial surgery and are distributed through Medtronic. MacroPore, Inc. is traded on the Neuer Markt under the symbol ‘XMP’.

For further information please contact:

Ari Bisimis, CFO

MacroPore, Inc.

Ölmühlweg 33

61462 Königstein

Phone: +49-6174-2597 10

Fax: +49-6174-2597 25

Email: abisimis@macropore.com

MacroPore Disclaimer

When used in this press release and in other public statements by MacroPore and its officers, the words “may”, “will”, “expect”, “anticipate”, “continue”, “forecast”, “estimate”, “project”, “intend” and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect MacroPore’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore’s actual results and financial position to differ materially. Such uncertainties and risks include, but are not limited to, risks associated with management of growth and international operations, including the effects of currency fluctuations, variability of operating results, the commercial development of resorbable implants, competition, rapid or unexpected changes in technologies and fluctuations in demand for MacroPore’s products.  Additional uncertainties and risks that could cause actual results to differ materially from those in MacroPore’s forward-looking statements are disclosed in MacroPore’s periodic reports and other filings with the Frankfurt Stock Exchange and the Securities and Exchange Commission, including MacroPore’s registration statement on Form 10, dated March 30, 2001, as amended. The release of forward-looking statements will not impose an obligation upon MacroPore to maintain or update these statements in the future.  MacroPore assumes no responsibility to publicly release the results of any revision of forward-looking statements to reflect trends or circumstances after the date they are made or to reflect the occurrence of unanticipated events.